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Exhibit 99.2



                        MULTIMEDIA GAMES, INC. ANNOUNCES
                     COMPLETION OF PRIVATE EQUITY OFFERING


DECEMBER 3, 1996, TULSA, OK - MULTIMEDIA GAMES, INC. NASD: MGAM) announced today that the Company has completed the previously disclosed private placement of its common stock. Approximately 1.2 million shares of the Company's common stock were sold in the placement, which totaled approximately $3.5 million.

Each share of common stock sold in the placement was accompanied by a detachable warrant to purchase another share of the Company's common stock for $8.00. The warrants are redeemable for $.10 each once the Company's common stock has maintained a closing price of at least $12.00 for 20 consecutive trading days. The warrants cannot be exercised prior to August 12, 1997.

Net cash proceeds from the placement, which exclude the conversion to equity of $800,000 in bridge debt financing, will be approximately $2.2 million. The cash proceeds are intended to finance the expansion of the Company's MegaMania(TM) network.

According to Gordon Graves, Chairman and CEO of MULTIMEDIA GAMES, INC., "This placement is an integral part of our plan to expand the MegaMania(TM) network and its completion marks another milestone for the Company. This offering should enable us to purchase enough equipment to install another 1,000 MegaMania(TM) machines. We are hopeful that the warrants will ultimately provide us with an additional source of significant capital to further develop MegaMania(TM) and other business opportunities for the Company."

MULTIMEDIA GAMES, INC., through its wholly owned subsidiary, MegaBingo, Inc.
has exclusive contracts with over 50 Indian nations to provide linked games that are integrated among multiple halls. MULTIMEDIA GAMES, INC. is the nation's leading provider of linked high-stakes bingo games, electronic based bingo games and data processing services and products to the Indian gaming industry.

Contact:         Mike Howard         Multimedia Games, Inc.
                 Gordon Graves       (800) 726-2494